EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

PEARSON EDUCATION, INC.,

EPSILON ACQUISITION CORP.

and

ECOLLEGE.COM

Dated as of May 14, 2007

Exhibits:

Exhibit A                Certificate of Incorporation of the Surviving Corporation

Exhibit B                Bylaws of Merger Sub

INDEX OF DEFINED TERMS

Acquisition Proposal	31	Environmental Permits	22
Adverse Recommendation Change	32	Equity Incentive Consideration	4
Adverse Recommendation Change Notice	33	Equity Incentives	4
affiliate	45	ERISA	14
Agreement	1	Exchange Act	11
Anti-Takeover Statutes	20	Financial Advisor	19
Antitrust Division	36	FTC	36
beneficial owner	45	generally accepted accounting principles	46
beneficially owned	45	Governmental Entity	11
Board	1	HSR Act	11
Book-Entry Shares	6	Indebtedness	10
business day	45	Indemnified Parties	35
By-Laws	9	Intellectual Property	20
Certificate of Merger	2	IRS	15
Certificates	6	knowledge	46
Closing	1	Licenses	11
Closing Date	2	Material Adverse Effect	8
Code	15	Material Contract	22
Common Stock	3	Materials of Environmental Concern	22
Company	1	Merger	1
Company Disclosure Schedule	8	Merger Consideration	3
Company Employees	15	Merger Sub	1
Company ESPP	4	Option	3
Company Plan	14	Option Consideration	3
Company Requisite Vote	10	Outside Directors Compensation Plan	3
Company Securities	9	Parent	1
Company Termination Fee	43	Parent Disclosure Schedule	23
Confidentiality Agreement	30	Parent Plan	34
Contract	11	Paying Agent	5
control	46	person	46
controlled	46	Proxy Statement	19
controlled by	46	Public software	21
Datamark	38	Real Property Leases	17
Datamark Divestiture	38	Recommendation	10
Datamark Purchase Agreement	38	Registered Intellectual Property	20
Datamark Purchaser	38	representatives	31
Deferred Stock Unit	4	SAR	4
DGCL	1	SAR Consideration	4
Dissenting Shares	5	Sarbanes-Oxley Act	12
DSU	4	SEC	12
DSU Consideration	4	SEC Reports	12
Effective Time	2	Securities Act	12
employee benefit plan	14	Seller Notes	46
Environmental Laws	22	Shares	3

Stock Incentive Plan	3	Tax Return	19
Stockholders Meeting	29	Taxes	19
subsidiaries	46	Termination Date	42
subsidiary	46	under common control with	46
Subsidiary Securities	9	Voting Agreement	1
Superior Proposal	32	WARN Act	16
Surviving Corporation	1

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 14, 2007 (this “Agreement”), among Pearson Education, Inc., a Delaware corporation (“Parent”), Epsilon Acquisition Corp, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and eCollege.com, a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (i) determined that it is fair to, and in the best interests of, the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Parent (the “Voting Agreement”) pursuant to which such stockholders have irrevocably agreed, among other things, to vote or cause to be voted in favor of the approval of this Agreement all Shares (as defined below) beneficially owned by such stockholders in accordance with and subject to the terms set forth in the Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

SECTION 1.1.  The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2.  Closing; Effective Time.  Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, located at 200 East Randolph Drive, Chicago, Illinois, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

SECTION 1.3.  Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4.  Certificate of Incorporation; By-Laws.

(a)           At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended by virtue of the Merger so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b)           At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of the Company shall be amended by virtue of the Merger so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

SECTION 1.5.  Directors.  Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

SECTION 1.6.  Officers.  The officers of Merger Sub will be the initial officers of the Surviving Corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with applicable law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION 2.1.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Surviving Corporation or the holders of any of the following securities:

(a)           Each share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3(a)) shall be converted into the right to receive $22.45 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding Taxes;

(b)           Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically cancelled, retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)           Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.2.  Options; Stock Appreciation Rights; Restricted Stock Units; Deferred Stock Units; Employee Stock Purchase Plan.

(a)           The Company shall take such actions necessary or appropriate so that, as of the Effective Time (x) the eCollege.com 1999 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), and the eCollege.com 2005 Outside Directors Compensation Plan, as amended (the “Outside Directors Compensation Plan”) shall be terminated and (y) by virtue of the Merger, without any further action on the part of any holder of any Equity Incentive:

(i)            each option (an “Option”) to purchase Shares granted pursuant to any Company Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, shall automatically be cancelled and shall cease to exist, and the holder of each such Option shall cease to have any rights with respect thereto, except the right to receive, in consideration for such cancellation, an amount in cash (the “Option Consideration”) equal to the product of (A) the number of Shares subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Option, less any required withholding Taxes;

(ii)           each stock appreciation right (a “SAR”) granted pursuant to any Company Plan that is outstanding as of the Effective Time, whether vested or unvested, shall automatically be cancelled and shall cease to exist, and the holder of each such SAR shall cease to have any rights with respect thereto, except the right to receive, in consideration for such cancellation, an amount in cash (the “SAR Consideration”) equal to the product of (A) the number of SAR’s that are deemed vested at the time of the Merger in accordance with the terms of such SAR and (B) the excess, if any, of the Merger Consideration over the applicable Base Price (as defined in the applicable SAR) of each such vested SAR, less any required withholding Taxes;

(iii)          each Share Rights Award (sometimes referred to as a restricted stock unit (a “RSU”)) granted pursuant to any Company Plan that is outstanding as of the Effective Time, whether vested or unvested, shall automatically be cancelled and shall cease to exist, and the holder of each such RSU shall cease to have any rights with respect thereto, except the right to receive, in consideration for such cancellation, an amount in cash (the “RSU Consideration”) equal to the product of (A) the number of Shares, if any, issuable to each such holder thereof as a result of the consummation of the Merger and (B) the Merger Consideration, less any required withholding Taxes; and

(iv)          each deferred stock unit (a “DSU,” and together with the Options, SARs and RSUs being collectively referred to as the “Equity Incentives”) granted pursuant to any Company Plan that is outstanding as of the Effective Time, whether vested or unvested, shall automatically be cancelled and shall cease to exist, and the holder of each such DSU shall cease to have rights with respect thereto, except the right to receive, in consideration for such cancellation, an amount in cash (the “DSU Consideration,” and together with the Option Consideration, SAR Consideration and RSU Consideration being collectively referred to as the “Equity Incentive Consideration”) equal to the product of (A) the number of Shares issuable to each such holder thereof and (B) the Merger Consideration, less any required withholding Taxes.

(b)           The Company shall cause the eCollege.com 1999 Employee Stock Purchase Plan, as amended (the “Company ESPP”), to be suspended as of the date hereof, and shall cease further participant payroll deductions thereunder.  The Company shall cause the ESPP to terminate as of the Effective Time and to return all participants’ accumulated payroll deductions thereunder, and no further purchase rights shall be granted or exercised under the ESPP thereafter.

(c)           The Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the disposition by officers and directors of Company Common Stock in exchange for the Merger Consideration, and of Equity Incentives in exchange for the applicable Equity Incentive Consideration, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

SECTION 2.3.  Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and after the Effective Time the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Shares shall cease to be deemed Dissenting Shares and thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration therefor, as set forth in Section 2.1 of this Agreement, without any interest thereon.

(b)           The Company shall promptly give Parent (i) notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights other than for an amount equal to or less than the Merger Consideration per share.

SECTION 2.4.  Surrender of Shares.

(a)           Prior to the Effective Time, Merger Sub shall enter into an agreement with a paying agent designated by Merger Sub and reasonably satisfactory to the Company to act as paying agent for the stockholders of the Company (and, to the extent any Equity Incentive Consideration is not paid at the Effective Time, shall appoint the same or such other agent reasonably acceptable to the Company to act as paying agent for the holders of Equity Incentives) in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II.  Immediately prior to the Effective Time Parent shall cause to be deposited with the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b).  Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, by the Surviving Corporation; provided that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock and following any losses Parent shall promptly cause additional funds to be deposited with the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (b) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available).  Any interest or income produced by, or profit resulting from, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)           Promptly after the Effective Time, but in any event within two business days following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of either (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor.  Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares (less any required withholding Taxes) and such Certificate or book-entry shall then be cancelled.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.  If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or be accompanied by all documents required to evidence transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by, and in accordance with, this Section 2.4(b), each Certificate and each Book-Entry Share (other than Certificates or Book Entry Shares representing Shares to be cancelled pursuant to Section 2.1(b) or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c)           All payments with respect to cancelled Equity Incentives, to the extent not made at the Effective Time, shall be made by the Surviving Corporation as promptly as reasonably practicable after the Effective Time.  No interest shall be paid or accrued for the benefit of holders of Equity Incentives on the Equity Incentive Consideration payable in respect thereof.

(d)           At any time following the date that is nine months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and, after such funds have been delivered to the Surviving Corporation, such holders shall solely be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable (without interest) upon due surrender of their Certificates or Book-Entry Shares.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.  Neither the Surviving Corporation, Parent, Merger Sub, the Company nor the Paying Agent will be liable to any person in respect of any cash delivered to a public official pursuant to any abandoned property, escheat or similar law.  The Merger Consideration paid in accordance with the terms of this Article II in respect of Certificates or Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented thereby.

(e)           After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time.  After the Effective Time, all Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the consideration provided for in, and in accordance with the procedures set forth in, this Article II.

(f)            Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares or Equity Incentives pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws.  To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Equity Incentives, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(g)           In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, and, if required by the Surviving Corporation, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

SECTION 2.5.  Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares (or securities convertible or exchangeable into or exercisable for Shares) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood and agreed that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) and other than with respect to Section 3.3, except as disclosed in any SEC Report (as defined below) filed since January 1, 2007 but prior to the date of this Agreement (other than disclosures in the “Risk Factors” sections of such SEC Reports or in any section relating to forward-looking statements, and any other disclosures included therein to the extent that they are predictive or forward looking in nature) (it being understood and agreed that any information set forth in such SEC Reports shall be deemed to apply only to a section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such section or subsection):

SECTION 3.1.  Organization and Qualification; Subsidiaries.  The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below).  The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, other than in such jurisdictions where any such failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  “Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that is, or would reasonably be expected to, individually or in the aggregate, be materially adverse to the business, financial condition or assets of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, or any changes, effects, events, circumstances, occurrence or state of facts resulting therefrom, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or could or would be, a Material Adverse Effect:  (i) economic, financial market, or geopolitical conditions in general, (ii) general changes or developments in the industries in which the Company and its subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, (iv) any actions required under this Agreement to obtain approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, (v) changes in any laws or regulations or applicable accounting regulations or principles or interpretations thereof, (vi) changes in the market price or trading volume of the Common Stock (provided that any change, effect, event, circumstance, occurrence or state of facts that may have caused or contributed to such change in market price or trading volume shall not be excluded), (vii) the failure, in and of itself, by the Company to meet any expected or projected financial or operating performance target, as well as (in and of itself) any change by the Company in any expected or projected financial or operating performance target (provided that any change, effect, event, circumstance, occurrence or state of facts that may have caused or contributed to such failure or change shall not be excluded), or (viii) acts of God, national or international hostilities, war (whether or not declared) or terrorism, unless, in the case of clause (i), (ii), (v) or (viii) such change, effect, event or occurrence has a materially disproportionate effect on the Company and each of its subsidiaries compared with other companies operating in the industry in which the Company and each of its subsidiaries operate.

SECTION 3.2.  Certificate of Incorporation and By-Laws.  The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation and the by-laws of the Company and each of its subsidiaries, each as currently in effect.  The certificate of incorporation and the by-laws of the Company and each of its subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its subsidiaries.  Neither the Company nor any of its subsidiaries are in violation of any provisions of their respective certificate of incorporation or by-laws.

SECTION 3.3.  Capitalization.  The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).  As of the date hereof, (i) 22,440,297 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) no shares of Preferred Stock were issued and outstanding, and (iii) 14,926 shares of Common Stock were issued and held in treasury.  Section 3.3 of the Company Disclosure Schedule contains (x) a list of all Options, SARs, Restricted Stock Units, Deferred Stock Units and warrants outstanding as of the date hereof, the number of shares of Common Stock, if applicable, issuable thereunder, the expiration date and the exercise price, if applicable, thereof and (y) the number of shares of Common Stock to be purchased pursuant to the Company’s ESPP immediately prior to the Effective Time in accordance with Section 2.2(b).  Except as set forth above:  (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company, convertible into or exchangeable for shares of capital stock or voting securities of the Company, (III) options or other rights to acquire from the Company , and no obligation of the Company, to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (IV) shares of capital stock or other voting securities of any of the Company’s subsidiaries as of the date hereof, (V) securities of any of the Company’s subsidiaries, convertible into or exchangeable for shares of capital stock or voting securities of any of the Company’s subsidiaries, or (VI) options or other rights to acquire from any of the Company’s subsidiaries, and no obligation of any of the Company’s subsidiaries, to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the Company’s subsidiaries (collectively, “Subsidiary Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities and (C) there are no preemptive rights, other options, calls, warrants, stock appreciation rights, restricted stock units or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party.  As of the date of this Agreement, except as set forth in Section 3.3 of the Company Disclosure Schedule, the only principal amount of outstanding Indebtedness of the Company and its subsidiaries or principal amount of outstanding Indebtedness of any other person that is guaranteed by the Company or any of its subsidiaries is $500,000 (face amount) pursuant to the Seller Notes (excluding any intercompany amounts).  “Indebtedness” means indebtedness for borrowed money, or any guarantees thereof, of the Company or any of its subsidiaries.  Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.  The Company has no shareholder rights plan or similar agreements.

SECTION 3.4.  Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Requisite Vote (as defined below).  Assuming the accuracy of Parent’s representations and warranties in Section 4.9, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Requisite Vote”) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).  As of the date of this Agreement, the Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the stockholders of the Company, and declared advisable this Agreement and the transactions contemplated hereby, (ii) approved this Agreement in accordance with the DGCL, upon the terms and conditions set forth herein and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company and to submit this Agreement for adoption by the stockholders of the Company (clauses (i), (ii) and (iii), collectively, the “Recommendation”).  The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5.  No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of this Agreement by the Company do not and will not, directly or indirectly, (i) conflict with or violate the certificate of incorporation or by-laws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) require notice to or consent of any third party, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such notice, consent, conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any notice, consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the NASDAQ National Market, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.6.  Compliance.  (a) Neither the Company nor any of its subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect, (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect and (c) neither the Company nor any of its subsidiaries has any material subscription liability, material escheatment liability or any material liability related to unclaimed or abandoned property laws.  This Section 3.6 does not relate to matters relating to the Sarbanes-Oxley Act (as defined in Section 3.7(c)), which are the subject of Section 3.7(c), employee benefit matters, which are the subject of Section 3.10, and Taxes, which are the subject of Section 3.14.

SECTION 3.7.  SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)           The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed since January 1, 2004, collectively, the “SEC Reports”).  Each of the SEC Reports, as amended prior to the date hereof, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed.  None of the SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  To the knowledge of the Company, as of the date hereof, there are no unresolved SEC comments.

(b)           The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2007 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)           Since the enactment of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)           The Company has designed, established and maintained  disclosure controls and procedures, or caused such disclosure controls and procedures (as such terms are defined in Rule 13a-15(c) under the Exchange Act) to be designed under its supervision, as required by Rule 13a-15(a) under the Exchange Act, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(e)           The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f)            As of the date hereof, to the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting.  To the knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certification and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

(g)           Except (i) as reflected or reserved against in the financial statements included in the Company’s Quarterly Report on Form 10-Q filed prior to the date hereof for the quarter ended March 31, 2007, (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2007, or (iii) for liabilities or obligations under this Agreement or the fees and expenses of attorneys, investment bankers, accountants and other advisors to the Company incurred in connection with the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations of any nature, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured or otherwise, that are of a nature that would be required to be disclosed on a balance sheet of the Company (or the footnotes thereto) prepared in accordance with generally accepted accounting principles, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; it being understood that in no event will the provisions set forth in this Section 3.7(g) apply to any particular matter if such matter is addressed more specifically in any other representation and warranty contained in this Article III.

(h)           Each Equity Incentive (i) was granted in all material respects in compliance with (A) all applicable Laws and (B) all of the material terms and conditions of the Company Plan pursuant to which it was issued, (ii) qualifies for the tax and accounting treatment afforded to such Equity Incentive in the Company’s tax returns and the Company’s financial statements, respectively and (iii) has a per share exercise price, if applicable, determined in accordance with the applicable Company Plan and, to the extent required pursuant to the terms of the applicable Company Plan, that was greater than or equal to the fair market value of a Share (determined in accordance with the applicable Company Plan) on the applicable date on which the related grant was by its terms to be effective.

SECTION 3.8.  Absence of Certain Changes or Events.

(a)           From January 1, 2007, except as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and, during such period, there has not been any change, event or occurrence which, individually or in the aggregate, has had a Material Adverse Effect

(b)           From January 1, 2007 to the date of this Agreement, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a subsidiary of the Company; (ii) any redemption, repurchase or other acquisition by the Company or any of its subsidiaries of (x) any shares of capital stock of the Company or any of its subsidiaries or (y) any options, warrants, calls or rights to acquire, or securities that are convertible into or exchangeable for, any shares of capital stock or other voting securities (except upon the exercise of options, warrants, calls or rights disclosed to Parent to the extent net exercises are provided for in the plans or agreements governing such options, warrants, calls or rights); (iii) (x) any granting by the Company or any of its subsidiaries to any of their directors or officers of any material increase in compensation or fringe benefits, except for increases in the ordinary course of business consistent with past practice or increases that are required under any Company Plan, (y) any granting to any director or officer of the right to receive any severance or termination pay not provided for under any Company Plan, or (z) any entry by the Company or any of its subsidiaries into (I) any employment, consulting or severance agreement or arrangement with any director or officer of the Company or its subsidiaries, or (II) any employment, consulting or severance agreement or arrangement (other than the hiring of employees in the ordinary course of business consistent with past practice who do not enter into employment agreements and are entitled to no severance other than pursuant to the policy described in Section 6.6(a) of the Company Disclosure Schedule) pursuant to which total annual compensation or aggregate severance benefits exceed $200,000 individually or $500,000 in the aggregate with any other employee of the Company or its subsidiaries, or any material amendment of any Company Plan; (iv) any extension, renewal, amendment or modification in any material respect or termination of any Real Property Lease or any Material Contract or any waiver, release or assignment any material rights or claims with respect thereto; (v) any material change by the Company in its accounting methods, principles or practices, except as may be required to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (vi) any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries; or (vii) any material change in Tax accounting principles or Tax elections by the Company or any of its subsidiaries, except insofar as may have been required by applicable law.

SECTION 3.9.  Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Material Adverse Effect.  As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, individually or in the aggregate, have a Material Adverse Effect.  There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company.

SECTION 3.10.  Employee Benefit Plans.

(a)           Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan.  As used herein the term “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other compensation or benefit plan, program, agreement or arrangement contributed to, sponsored or maintained by the Company or any of its subsidiaries or with respect to which any of them are a party or have any obligations, as of the date hereof for the benefit of any current or former employee, consultant, independent contractor or director of the Company or any of its subsidiaries (the “Company Employees”).

(b)           With respect to each Company Plan, the Company has made available to the Parent a copy thereof (or, if the plan is not written, a written description thereof) and, to the extent applicable, (i)  the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (ii) the most recent summary plan description and (iii) for the most recent year (A) the Form 5500 and attached schedules, and (B) audited financial statements, if any.

(c)           Except as failure to do so would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, each Company Plan has been administered in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.

(d)           Neither the Company nor any other corporation or other trade or business that is treated as part of a single employer with the Company under Sections 414(b) or (c) of the Code contributes to, or has any liability under, any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA, subject to Title IV of ERISA or any other employee benefit plan subject to Title IV of ERISA.

(e)           Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits) are pending or, to the knowledge of the Company, threatened.

(f)            Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS or is in the form of a prototype or volume submitter plan with respect to which the IRS has issued a favorable opinion letter, and, except as would not individually or in the aggregate be reasonably expected to result in a Material Adverse Effect, the Company is aware of no circumstances that would reasonably be expected to adversely affect such plan’s qualification.

(g)           The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not  (i) result in any payment, acceleration, vesting,  increase in benefits or obligation to fund benefits with respect to any Company Employee, (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its subsidiaries to amend or terminate any Company Plan or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(h)           Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code since January 1, 2005.

(i)            Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) all contributions to Company Plans that were required to be made under such Company Plans have been made, and (y) the Company has performed all material obligations required to be performed under all Company Plans.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid as of the date of this Agreement under the insurance policy have been paid.

SECTION 3.11.  Labor and Employment Matters.

(a)           Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to employees of the Company or any of its subsidiaries, nor to the knowledge of the Company as of the date of this Agreement are there any formal activities or proceedings of any labor union to organize any such employees.  Neither the Company nor any of its subsidiaries has engaged in, admitted committing, or be held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act in the five years preceding the date of its execution of this Agreement.  There are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority.  There are no material complaints, charges or claims against the Company pending, or to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of any individual by the Company.  There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries.

(b)           In the three-year period preceding the date hereof, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Restraining Notification Act (“WARN Act”)) with respect to the Company.  The Company has taken no action that could reasonably be expected to give rise to any liability under the WARN Act for which the Parent, the Merger Sub or the Surviving Corporation could be liable.

SECTION 3.12.  Insurance.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, all material insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law, (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) no notice of cancellation or termination has been received with respect to any such policy.

SECTION 3.13.  Properties.  The Company or one of its subsidiaries (i) has good title to all the material properties and material assets reflected in the latest audited balance sheet included in the SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all claims, liens, charges, security interests, encroachments or encumbrances of any nature whatsoever, except (A) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its subsidiaries, (B) liens for Taxes, assessments and other governmental charges that are not yet due and payable, that may thereafter be paid without material interest or penalty, that have been adequately provided for in accordance with generally accepted accounting principles or for amounts being contested in good faith, (C) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (D) zoning, building and other similar codes and regulations provided the same are not materially violated, (E) liens or other encumbrances that have been placed by any developer, landlord or other third party on any real property in which the Company or any of its subsidiaries has a leasehold interest and subordination or similar agreements relating thereto (in each case, where the applicable leasehold is subordinated thereto by its stated terms or under applicable law), and (G) any conditions that may be shown by a current, accurate survey or physical inspection of any real property, and (ii) is the lessee of all material leasehold estates reflected in the latest audited financial statements included in the SEC Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in accordance with their terms in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such material lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor (such lease and related documents affecting real property being called “Real Property Leases”)).  Each Real Property Lease is in full force and effect and not subject to any sublets or similar arrangements.  Neither the Company, nor any of its subsidiaries, owns any fee interests in Real Property.

SECTION 3.14.  Tax Matters.

(a)           Except as set forth on Section 3.14 of the Company Disclosure Schedule (i) all Tax Returns required to be filed by the Company and its subsidiaries prior to the date hereof have been timely filed (taking into account all valid extensions) and were correct and complete in all material respects, (ii) as of the date hereof, all Taxes of the Company and its subsidiaries required to have been paid have been paid on or before the due date for payment thereof (except to the extent such Taxes are being contested in good faith), (iii) the unpaid Taxes of the Company and its subsidiaries did not, as of the date of the most recent financial statements included in the SEC Reports, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the SEC Reports (rather than in any notes thereto), (iv) there are no actions, suits, proceedings, investigations, claims or audits in progress or pending with respect to Taxes of the Company or any of its subsidiaries, (v) there are no liens for Taxes (other than Taxes not yet due and payable, that may thereafter be paid without interest or penalty, or for amounts being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, and (vi) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor.

(b)           As of the date of this Agreement, there is not in force any extension of time with respect to the due date for the filing of any Tax Return by the Company or any of its subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its subsidiaries.  All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are being contested in good faith and an adequate reserve therefor has been established in accordance with GAAP and are fully reflected in the financial statements included in the SEC Reports.  Neither the Company nor any of its subsidiaries has any material liability for unpaid Taxes incurred after the date of the most recent financial statements included in the SEC Reports, other than Taxes incurred by it in the ordinary course of business.

(c)           The Company is not a party to or bound by, and does not have and has not had any obligations under, any tax indemnity, tax sharing, tax allocation or similar agreement that includes a party other than the Company or any of its subsidiaries.  Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or purporting to qualify for tax-free treatment under Section 355 of the Code.  No deductions for compensation paid or accrued by the Company up to the date of the Effective Time are subject to limitation under Section 162(m) of the Code.  Neither the Company nor any of its subsidiaries is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments, that would result in an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code.  No claim has been asserted in writing during the past three years against the Company or any of its subsidiaries by a Taxing Authority in a jurisdiction where such entity does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d)           Neither the Company nor any of its subsidiaries is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any of its subsidiaries has been required to make, nor has there been proposed in writing by the Internal Revenue Service, any adjustment pursuant to Section 481 of the Code that would be required to be reflected on any Tax Returns of the Company or any of its subsidiaries required to be filed after the Closing Date.  No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code.  Neither the Company nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Section 6707A of the Code.

(e)           For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, escheat, unclaimed property, alternative or add-on minimum, environmental, transaction, license, lease, service, windfall profits taxes or customs duties, together with any interest and any penalties, or other additions to tax imposed by any governmental authority, domestic or foreign.  For purposes of this Agreement, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION 3.15.  Proxy Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will, at the time of the Stockholders Meeting, comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub, any of their respective affiliates or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 3.16.  Opinion of Financial Advisor.  Evercore Group LLC (the “Financial Advisor”) has delivered to the Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock.  The Company shall promptly deliver to Parent a copy of such written opinion.

SECTION 3.17.  Brokers.  No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries, or to the knowledge of the Company, for which the Company or its subsidiaries may be financially liable.  The Company has made available to Parent complete and correct copies of the agreements between the Company and the Financial Advisor pursuant to which the Financial Advisor would be entitled to any payments relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and such agreements are the only agreements providing for the payment of any consideration to the Financial Advisor with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.18.  Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the

Company (collectively, the “Anti-Takeover Statutes”) is applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated hereby with the exception of Section 203 of the DGCL; provided, however, that the Board has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) in applicable to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby and thereby.

SECTION 3.19.  Intellectual Property.

(a)           All applications and registrations for patents, trademarks, service marks, copyrights and domain names that are owned by or are material to the business of the Company as conducted as of the date hereof are set forth in Section 3.19 of the Company Disclosure Schedule (“Registered Intellectual Property”).  Except as would not, individually or in the aggregate, have a Material Adverse Effect:  (i) the Company and its subsidiaries own or have the right to use all patents, inventions, copyrights, software (whether in object code or source code) and all related documentation, trademarks, service marks, domain names, trade names, corporate names, trade dress, trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) as are necessary for their businesses as currently conducted; (ii) the operations of the Company do not infringe the Intellectual Property of any third party and, to the knowledge of the Company, the Company owned Intellectual Property is not being infringed by any third party; (iii) the Company and its subsidiaries make reasonable efforts to protect and maintain their Registered Intellectual Property as well as unregistered trade secrets and other unregistered Intellectual Property material to the operation of the business of the Company; and (iv) the Company is not a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license the Company owned Intellectual Property.

(b)           Except as otherwise set forth in Section 3.19 of the Company Disclosure Schedule, the Company has required all current and former employees, consultants, and contractors of the Company who are or were involved in the creation or development of the Company owned Intellectual Property material to the operation of the business of the Company to execute agreements that provide for the assignment to the Company of all such Intellectual Property created or developed by such employees, consultants, and contractors.

(c)           Except as otherwise set forth in Section 3.19 of the Company Disclosure Schedule, the software and other information technology used to operate the business of the Company, to the knowledge of the Company:  (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have appropriate security, back ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operation of the business of the Company; (iii) are configured and maintained to minimize the effects of viruses and do not contain trojan horses and other malicious code; (iv) are, to the extent encrypted, accessible to the Company as reasonably necessary to operate the Company’s business as currently conducted, and the use of any such encryption by the Company is in compliance with all applicable laws and regulations; and (v) have not suffered any material error, breakdown, failure or security breach in the last 12 months which has caused disruption or damage to the operation of the business of the

Company.  The source code of material software licensed from third parties that is embedded in the Company’s platform or otherwise necessary to operate the Company’s business as currently conducted, and not otherwise readily available to the Company in a commercially reasonable and timely manner, is subject to commercially reasonable escrow arrangements.

(d)           All Public software used by the Company is fully segregable and independent from the Company’s proprietary software and no Public software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed with the Company’s proprietary software.  The Company has not made any improvements or changes to any Public software that would constitute improvements that the Company would be obligated to share with the open source community, nor has the Company based any proprietary software on any Public software.  “Public software” means any software that contains or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; (vi) MIT License; and (vii) Apache License.

SECTION 3.20.  Environmental Matters.

(a)           Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries comply and have complied with and have no liabilities contingent or otherwise under all applicable Environmental Laws (as defined below), and possess and have possessed and comply and have complied with all applicable Environmental Permits (as defined below) required under such laws to operate as it presently operates and formerly operated; (ii) there are no Materials of Environmental Concern (as defined below) at, under or migrating to or from any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is or is potentially liable for, or request for information pursuant to, section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company.

(b)           Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.20 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c)           For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, or local laws (including common law), statutes, regulations, ordinances, codes, or decrees relating to worker health and safety, exposure to materials of Environmental Concern and protection of human health and the environment, including ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

SECTION 3.21.  Contracts.

(a)           Except for this Agreement, or as set forth in Section 3.21 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than Contracts filed as exhibits to, or incorporated by reference in, SEC Reports); (ii) containing covenants binding upon the Company or any of its subsidiaries that materially restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area; (iii) with respect to a joint venture, partnership or similar agreement; (iv) involving the payment or receipt of more than $500,000 (other than the Company’s customer contracts); (v) with respect to a material transaction, agreement, arrangement or understanding with any affiliate of the Company; or (vi) that were not negotiated and entered into on an arm’s length basis.  Each such Contract described in clauses (i) through (vi), as well as each Contract listed in Section 3.19 of the Company Disclosure Schedule, is referred to herein as a “Material Contract”.

(b)           Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect.  There is no breach or default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.22.  Affiliate Transactions.  There are no, and within the last 12 months there have not been any, material transactions, agreements, arrangements or understandings between (i) the Company or any of its subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than any of its subsidiaries), including the executive officers or directors of the Company or any person owning 5% or more of the Common Stock, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed.

SECTION 3.23.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood and agreed that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

SECTION 4.1.  Organization; Certificate of Incorporation and By-Laws.

(a)           Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.  Parent, directly or indirectly, owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.  Prior to the date hereof, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.

(b)           Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation and the by-laws of each of Parent and Merger Sub as currently in effect.  Such organizational documents of Parent and Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Merger Sub.  Neither Parent nor Merger Sub is in violation of any provisions of its organizational documents in any material respect.

SECTION 4.2.  Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action by the Boards of Directors of Parent and Merger Sub and, immediately upon the execution hereof, will be duly and validly authorized by written consent of Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.3.  No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not, directly or indirectly, (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) require notice to or consent of any third party, result in any breach or violation of or constitute a default (or an event which notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such notice, consent, conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b)           The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby

(including the Merger) by each of Parent and Merger Sub do not and will not require any notice, consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 4.4.  Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, or would not reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.  As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 4.5.  Proxy Statement.  None of the information supplied or to be supplied by, or on behalf of, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.6.  Brokers.  No broker, finder or investment banker (other than UBS Securities LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.7.  Available Funds.  Parent has or will have cash on hand and/or available lines of credit to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith.

SECTION 4.8.  Capitalization of Merger Sub; Operations of Merger Sub.  The authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding.  All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, directly or indirectly, owned by Parent.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith or as contemplated herein.

SECTION 4.9.  Ownership of Shares.  Neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times since January 1, 2006, neither Parent nor any of Parent’s Affiliates directly or indirectly has “owned,” beneficially or otherwise, any Shares, as those terms are defined in Section 203 of the DGCL.

SECTION 4.10.  Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby.  The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 4.11.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1.  Conduct of Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement or as required by law, or unless Parent shall otherwise agree in writing, the business of the Company and its subsidiaries shall only be conducted in its ordinary course of business consistent with past practice and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with material customers and suppliers, employees, licensees and licensors and other persons with which it has significant business relations.  Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as disclosed in the SEC Reports filed prior to the date of this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall be in the sole discretion of Parent with respect to those actions described in subsections (a), (b), (c), (d), (e)(i), (e)(ii), (f), (g), (l), (m)(ii) and (n) with respect to actions pertaining to the forgoing subsections):

(a)           amend or otherwise change its certificate of incorporation or by-laws or any similar governing instruments or adopt a shareholder rights or similar plan;

(b)           issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants,

convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, restricted or deferred stock units, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date hereof, in each case, in accordance with the terms of any applicable Company Plan, or the grant of Restricted Stock Units, Deferred Stock Units, Options or other stock-based awards (and issuances of Shares pursuant thereto) set forth in Section 5.1 of the Company Disclosure Schedule);

(c)           declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly-owned subsidiary of the Company);

(d)           adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company or any subsidiary that is not wholly-owned (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock Units, in each case, pursuant to the terms of a Company Plan), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e)           (i)  acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, with a value in excess of $500,000 individually or $2,500,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice; (ii)  directly or indirectly sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any of its assets or properties (including any corporation, partnership or other business organization or division thereof or any assets thereof) with a value in excess of $500,000 individually or $2,500,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or pursuant to the Datamark Purchase Agreement or any Contract set forth on Section 5.1(e)(ii) of the Company Disclosure Schedule; (iii) other than in the ordinary course of business consistent with past practice, enter into, extend, renew , amend or modify in any material respect or terminate any Real Property Lease or any Contract that is or would be a Material Contract or waive, release or assign any material rights or claims with respect thereto; or (iv) authorize any new capital expenditures which are, in the aggregate, in excess of the Company’s budget provided to Parent, other than in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(f)            incur, or modify in any material respect the terms of, any Indebtedness, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than (x) in the ordinary course of business consistent with past practice or (y) any letter of credit entered into in the ordinary course of business consistent with past practice;

(g)           except as contemplated by Section 6.6 or except to the extent required under the express terms of any Company Plan set forth on Section 3.10(a) of the Company Disclosure Schedule or as required by applicable law, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, officers or, except in the ordinary course of business consistent with past practices, employees, (ii) grant any severance or termination pay unless provided for under any Company Plan or the Company’s severance policy described in Section 6.6(a) of the Company Disclosure Schedule, or (iii) enter into, amend, modify or terminate any employment, consulting or severance agreement or arrangement (x) set forth in Section 5.1(g) of the Company Disclosure Schedule, or (y) with any other employee pursuant to which total annual compensation or aggregate severance benefits exceed $200,000 individually or $1,000,000 in the aggregate (not taking into account new hires to replace employees whose employment with the Company has terminated), or (iv) establish, amend in any material respect, enter into or terminate any Company Plan except as reasonably determined by the Company to be required to comply with applicable law, including the Code;

(h)           make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(i)            other than in the ordinary course of business consistent with past practice or as required by applicable law, (x) make or change any material Tax election or change any method of accounting, (y) enter into any closing agreement relating to any material Tax or (z) surrender any right to claim a material Tax refund;

(j)            agree to or otherwise settle or compromise any material litigation other than (i) settlements or compromises of litigation in the ordinary course of business consistent with past practice or (ii) the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the SEC Reports for an amount not in excess of the amount so disclosed, reflected or reserved;

(k)           enter into, other than in the ordinary course of business consistent with past practice, or amend the material terms of any material confidentiality agreement or arrangement (other than as permitted by Section 6.5(c));

(l)            amend, waive, grant any consent under or fail to enforce any material provisions under any material confidentiality agreement, standstill agreement or similar arrangement, except to the extent the Board has determined, after consultation with outside counsel, that the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties;

(m)          take any action, directly or indirectly, that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; and

(n)           agree to take any of the actions described in Sections 5.1(a) through 5.1(m).

SECTION 5.2.  Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

SECTION 5.3.  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI.

ADDITIONAL AGREEMENTS

SECTION 6.1.  Stockholders Meeting.  As soon as reasonably practicable following the date hereof, the Company, acting through the Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”), (ii) include in the Proxy Statement the Recommendation and the written opinion of the Financial Advisor, dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock and (iii) use its reasonable best efforts to obtain the Company Requisite Vote.  Unless this Agreement has been terminated, nothing contained in this Agreement will limit the Company’s obligation in Section 6.1 to convene and hold the Stockholders Meeting (regardless of whether the Board shall have made an Adverse Recommendation Change);  provided, that the Board may fail to include such Recommendation in the Proxy Statement and/or may fail to use such efforts to obtain the Company Required Vote if the Board shall have made an Adverse Recommendation Change.

SECTION 6.2.  Proxy Statement.  As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement.  Parent and Merger Sub will cooperate with the Company in the preparation of the Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall not file the preliminary Proxy Statement or any related materials, or any amendment or supplement thereto or respond to any SEC comments without (i) providing Parent with a reasonable opportunity to review and comment thereon and (ii) including therein any comments reasonably proposed by Parent.  The Company shall use its reasonable best efforts to respond as soon as reasonably practicable to any SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC.  Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.  The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand.

SECTION 6.3.  Resignation of Directors.  At the Closing, the Company shall use its commercially reasonable efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

SECTION 6.4.  Access to Information; Confidentiality.

(a)           From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its subsidiaries and their respective authorized representatives to, afford the representatives of Parent reasonable access, consistent with applicable law, during normal business hours to its officers, employees, representatives, properties, offices, plants and other facilities (which shall not include any environmental testing or sampling) and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.  Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to result in the breach of the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.  No investigation pursuant to this Section 6.4 or otherwise shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto.

(b)           Each of Parent and Merger Sub will hold and treat and will cause its partners, members and representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of January 19, 2007, between the Company and Pearson Inc. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.5.  Acquisition Proposals.

(a)           Subject to Section 6.5(c), the Company shall, and the Company shall cause its subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents of the Company and its subsidiaries

(collectively, and with such meaning where such term is used elsewhere in this Article VI, “representatives”) to, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, not, directly or indirectly:  (i) solicit, initiate, or knowingly induce, facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or knowingly take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or would be reasonably expected to lead to, an Acquisition Proposal (other than with Parent and its representatives).  The Company and its subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including any such activities, discussions or negotiations conducted by affiliates or representatives of the Company or any of its subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal.  The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its subsidiaries or their agents and representatives to any such third parties, except to the extent the Board determines, following the date hereof and after consultation with outside counsel, that doing so could reasonably be expected to be inconsistent with its fiduciary duties.

(b)           As promptly as practicable (and in any event no later than 48 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry and the identity of the person or group making any such Acquisition Proposal, request or inquiry.  The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 6.5(c)).

(c)           Notwithstanding anything to the contrary contained in Section 6.5(a), prior to the Company Requisite Vote, if in response to an unsolicited bona fide written Acquisition Proposal by a third party,  the Board determines in good faith (i) after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, the Company may, in response to such Acquisition Proposal, (x) furnish information (including non-public information) with respect to the Company and its subsidiaries to the person who has made such Acquisition Proposal, pursuant to an executed confidentiality agreement on terms no more favorable to such person than those contained in the Confidentiality Agreement, including in respect to any standstill provisions and (y) participate in discussions and negotiations regarding such Acquisition Proposal.  For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any person or “group” (within the meaning of Section 13(d)(3)

of the Exchange Act) (other than Parent and its affiliates) relating to any direct or indirect acquisition or purchase of 10% or more of the consolidated assets of the Company and its subsidiaries or an equity interest representing a 10% or greater economic or voting interest in the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the Shares then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.  For purposes of this Agreement, a “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal by a person other than the Company (with all percentages in the definition of Acquisition Proposal increased to 50%) that is on terms that the Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the third party making the offer, to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the transactions contemplated hereby and is reasonably capable of being consummated.

(d)           Except as set forth in this Section 6.5, neither the Board nor any committee thereof shall:  (i) withhold, withdraw, amend or modify, or propose publicly to withhold, withdraw, amend or modify in a manner adverse to Parent, the approval or recommendation by the Board of the Merger or this Agreement or the other transactions contemplated hereby; provided, however, that prior to the Stockholders Meeting and subject to (if applicable) the provisions of Section 6.5(e), the Board may modify, amend or withdraw such recommendation if the Board determines in good faith, after consultation with outside counsel, that the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties under applicable law (regardless of whether an Acquisition Proposal has been made at any time); (ii) recommend, approve or adopt, or propose publicly to recommend, approve or adopt, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), an “Adverse Recommendation Change”); (iii) allow the Company or any of its subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than a customary confidentiality agreement) (A) constituting or related to, or that is intended to or could reasonably be expected to result in, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; or (iv) effect any transaction contemplated by any Acquisition Proposal; provided, however, that the Company shall not be prohibited from terminating this Agreement in accordance with its terms.

(e)           Notwithstanding anything to the contrary in this Section 6.5, if prior to the Company Requisite Vote the Company has received a Superior Proposal that has not been withdrawn or abandoned, the Board may (x) make an Adverse Recommendation Change and/or (y) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an agreement with respect to such Superior Proposal); provided, that the Board has concluded, in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure of the Board to make an Adverse Recommendation Change and/or terminate this Agreement, as the case may be, could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law; provided, further, that the Board may not effect an Adverse Recommendation Change unless the Board shall have first provided 72 hours prior written notice to Parent (an “Adverse

Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change, which notice shall contain the details of the facts and conclusions that led the Board to conclude that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law (it being understood and agreed that any material change to such facts and conclusions shall require a new Adverse Recommendation Change Notice and a new 48 hour notice period).  In making a determination to make an Adverse Recommendation Change, the Board shall have taken into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise).  No Adverse Recommendation Change shall change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

(f)            Nothing contained in this Section 6.5 shall prohibit the Company from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board, after consultation with outside counsel, such disclosure is required to fulfill the Board’s fiduciary duties or is otherwise required under applicable law.

SECTION 6.6.  Employment and Employee Benefits Matters.

(a)           Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to provide severance and other separation-related payments and benefits not less favorable, in any case, than those provided for under the severance- or separation-related provisions of the Company Plans as in effect immediately prior to the Effective Time as set forth in Section 6.6(a) of the Company Disclosure Schedule for any Company Employee employed by the Company or any of its subsidiaries on the date hereof whose employment terminates during that 12 month period in circumstances entitling such Company Employee to payments or benefits under such severance- or separation-related provisions as in effect immediately prior to the Effective Time.

(b)           Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof (or if earlier, the date of the Company Employee’s termination of employment with Parent and its affiliates), to maintain for any Company Employee (i) subject to paragraph (a) above, compensation levels (such term to include only salary, cash, bonus opportunities and commissions) that in the aggregate are substantially comparable to the Company Employee than, and (ii) benefits provided under material Company Plans providing welfare and retirement benefits that in the aggregate are substantially comparable to the Company Employee, and are provided on terms that in the aggregate are substantially comparable to the Company Employee, as the overall compensation levels and benefits (and the terms thereof) maintained for and provided to such Company Employee immediately prior to the Effective Time; provided, however, that Parent shall maintain the Company’s bonus plan throughout the term of the Company’s 2007 fiscal year.

(c)           As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Company Employee full credit for purposes of eligibility, vesting and benefit accruals under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent or the Surviving Corporation (each, a “New Plan”) for the Company Employee’s service with the Company, its subsidiaries and their predecessor entities to the same extent recognized by the Company and the applicable Company Plan or Plans immediately prior to the Effective Time.  With respect to each New Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its subsidiaries shall (i) cause to be waived any pre-existing condition or eligibility exclusions or limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time or immediately prior to the date the New Plan is later made available to Company Employees.

(d)           The provisions of this Section 6.6 are solely for the benefit of the respective parties to this agreement and nothing in this Section 6.6, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.6, expressed or implied, shall be construed to limit the ability of the sponsor of any Company Plan, after the Effective Time, to amend or terminate any Company Plan in accordance with its terms.

(e)           No fewer than two Business Days prior to the Closing Date, the Company shall (i) cause all of the account balances of the participants under the eCollege.com 401(k) Plan to become fully vested and non-forfeitable, and (ii) terminate the eCollege.com 401(k) Plan and provide evidence reasonably satisfactory to Parent of such termination.

SECTION 6.7.  Directors’ and Officers’ Indemnification and Insurance.

(a)           Without limiting any additional rights that any Company Employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries at or prior to the Effective Time (including as a result of this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Company’s current certificate of incorporation and by-laws (subject to applicable law).  In the event of any such claim, action, suit, proceeding or investigation after the Effective Time, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation in accordance with, and to the extent permitted by, the Company’s current certificate of incorporation and by-laws (subject to applicable law); provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL or the Company’s current certificate of incorporation and by-laws, to repay such advances if it is ultimately adjudicated that such person is not entitled to indemnification, (y) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) Parent and the Surviving Corporation shall control the defense of any such matter and the Indemnified Parties shall cooperate with Parent and the Surviving Corporation in the defense of any such matter.

(b)           The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)           Parent shall, or shall cause the Surviving Corporation to, either (i) cause to be obtained at the Effective Time “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and on terms, in the aggregate, at least as favorable to the Indemnified Parties as the Company’s current policies with respect to matters existing or occurring at or prior to the Effective Time; provided, that neither Parent nor the Surviving Corporation shall be required to pay more than 250% of the current premium to purchase such policy, or (ii) maintain at no expense to the beneficiaries, in effect for six years from the Effective Time the policies of directors’ and officers’ liability insurance maintained by the Company in effect on the date of this Agreement (provided, that, Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are in the aggregate at least as favorable to the beneficiaries thereof as those of such policy in effect on the date of the Agreement) with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby).  Parent shall cause the Surviving Corporation to honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries.

(d)           Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)           This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f)            In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

SECTION 6.8.  Further Action; Efforts.

(a)           Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of the provisions of subsection (a) above, Parent, Merger Sub and the Company shall as promptly as reasonably practicable, and in any event within ten business days of the date hereof, duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested under the HSR Act and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.8.  Each of Parent and the Company shall (i) promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement, (ii) respond as promptly as reasonably practicable under the circumstances, after consultation with the other party,  to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either Governmental Entity, (iii) not participate, or permit their affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (iv) not extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (v) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)           In furtherance and not in limitation of the covenants of the parties contained in subsections (a) and (b) of this Section 6.8, Parent and the Company shall use their respective reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any injunction, judgment, order or decree that would restrain, prevent or delay the Closing, including, with respect to Parent, Parent’s taking all such actions, including (y) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Company or Parent (or any of their respective subsidiaries) and (z) otherwise taking or committing to take actions that limit the Company or Parent or their respective subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Closing.

SECTION 6.9.  Public Announcements.  The Company and Parent will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or any listing agreement with, or any rules of, a national securities exchange, in which case the issuing party will use its commercially reasonable efforts to consult with the other party before it issues any such press release or makes any such public statement; provided, however, that the foregoing shall not apply with respect to any matter addressed in Section 6.5.

SECTION 6.10.  Notification of Certain Matters.  The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, upon obtaining knowledge of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, and (c) any fact, event or circumstance known to it that (i) in the case of the Company, individually or taken together with all other facts, events and circumstances known to it, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any of such person’s representations, warranties, covenants or agreements contained herein, (iii) would cause, or would reasonably be expected to cause, the failure of any condition precedent to Parent’s or the Company’s obligations under this Agreement or (iv) would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby; provided, however, that (x) the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect any remedies available to Parent or the Company, as applicable, or prevent or cure any misrepresentations, breach of warranty or breach of covenant or the conditions to the obligations of the parties under this Agreement, and (y) disclosure by the Company or Parent shall not be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or constitute an exception to any representation or warranty.  This Section 6.10 shall not constitute a covenant or agreement for purposes of Section 7.2(b) or 7.3(b).

SECTION 6.11.  Datamark Divestiture.

(a)           The Company has provided to Parent an executed copy of the Stock Purchase Agreement, dated as of the date hereof, between the Company and Datamark Partners, LLC (the “Datamark Purchaser”) relating to the sale by the Company and the purchase by the Datamark Purchaser of all of the issued and outstanding shares of Datamark, Inc (“Datamark”), including all exhibits and schedules thereto as well as any side letters or other related agreements or commitments entered into in connection therewith, all as listed in Section 6.11 of the Company Disclosure Schedule (taken together, the “Datamark Purchase Agreement”).

(b)           The Company represents and warrants to Parent and Merger Sub that (i) the copy of the Datamark Purchase Agreement provided to Parent is true and complete in all respects; (ii) except for the Datamark Purchase Agreement there are no agreements, commitments or understandings relating to Datamark between the Company or Datamark and any other person with respect to the acquisition by any person of any securities of Datamark or all or any portion of the business and assets of Datamark other than, in the case of assets, ongoing commercial transactions in the ordinary course of the Datamark business; (iii) the Datamark Purchase Agreement has been duly and validly authorized by all necessary corporate or stockholder action by the Company, is valid and binding on the Company and, to the knowledge of the Company, each other party thereto and is in full force and effect; (iv) there has been no breach or default under the Datamark Purchase Agreement by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred which constitutes or, with the lapse of time or the giving of notice or both would constitute, a breach of default thereunder by any such person and (v)  the execution, delivery and performance of the Datamark Purchase Agreement do not and will not, directly or indirectly (except to the extent set forth in the Disclosure Schedules to the Datamark Purchase Agreement), (a) conflict with or violate the certificate of incorporation or by-laws of the Company or Datamark, (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company, Datamark or their respective subsidiaries or by which any of their respective properties are bound or (c) require notice to or consent of any third party, result in any breach or violation of or constitute a default (or an event with which notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of its or their respective properties are bound.

(c)           The Company shall use its reasonable best efforts to effect and complete the sale of the outstanding capital stock of Datamark pursuant to the terms of the Datamark Purchase Agreement (the “Datamark Divestiture”) as promptly as practicable.  The Company further agrees that (i) it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status of the Datamark Divestiture; (ii) it shall promptly provide Parent with a copy of all material written correspondence or other significant materials delivered by any party to another party pursuant to, or in connection with, the Datamark Purchase Agreement; (iii) it shall promptly provide oral and written notice to Parent of any actual or threatened material breach of any provision of the Datamark Stock Purchase Agreement by any party thereto and of any inquiry, notice or other communication received from any governmental or regulatory entity in connection with the Datamark Divestiture; (iv) it shall not agree to any amendments of the Datamark Purchase Agreement, grant or agree to grant any consent or waiver thereunder or enter into any supplemental or additional agreements with any party to the Datamark Stock Purchase Agreement in relation to the Datamark Divestiture without the prior written consent of Parent (not to be unreasonably withheld); (vi) it shall consult fully with Parent with respect to any exercise (or decision not to exercise) of any material rights or remedies under the Datamark Purchase Agreement and not exercise or determine not to exercise any such rights or remedies without the prior written consent of Parent (not to be unreasonably withheld); (vii) if the Closing under the Datamark Purchase Agreement (as defined therein) takes place at or prior to the Effective Time, it shall provide Parent with not less than 48 hours written notice of the Closing under the Datamark Purchase Agreement (as defined therein) and shall afford representatives of the Parent the opportunity to observe and confer with the representatives of the Company in connection with such Closing; and (viii) if the Closing under the Datamark Purchase Agreement (as defined therein) takes place at or prior to the Effective Time, it shall immediately upon such Closing deposit the purchase price received from the Datamark Purchaser pursuant to the Datamark Purchase Agreement in a separate bank account held by the Company and shall not withdraw any portion of such deposit for any purpose prior to the Closing hereunder nor utilize or commit to utilize the funds so deposited for any purpose.

SECTION 6.12.  Stockholder Litigation.  The Company will give Parent reasonable opportunity to consult in the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement.  The Company will not settle any such stockholder litigation without the prior consent of Parent, which consent will not be unreasonably withheld or delayed.

ARTICLE VII.

CONDITIONS OF MERGER

SECTION 7.1.  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote.

(b)           No Injunctions or Restraints.  No federal, state, local or foreign law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction, legal requirement or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8.

(c)           HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

SECTION 7.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in (i) Section 3.3 (except for deviations of not more than 0.1% of the number of the Company’s outstanding Shares disclosed in Section 3.3 and as a result of issuances permitted by Section 5.1(b)) shall be true and correct as of the Effective Time as though made on and as of such time, (ii) Section 3.4 shall be true and correct in all respects as of the Effective Time as though made on and as of such time, and (iii) this Agreement, other than those specified in the foregoing clauses (i) and (ii), shall be true and correct as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar qualifications contained therein or with respect thereto (other than those set forth in Sections 3.7 and 3.8(a) and in any listing representations), except where the failure of any such representations and warranties, other than those specified in the foregoing clauses (i) and (ii), to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

(c)           Closing Certificate.  Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d)           Material Adverse Effect.  There shall not have occurred since the date hereof a Material Adverse Effect.

(e)           No Proceedings.  There shall be no pending suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the making or consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole.

(f)            FIRPTA Certificate.  On the Closing Date prior to the Closing, the Company shall provide to Parent a properly prepared and executed certificate under Treas. Reg. Sec. 1.897-2(h) and Treas. Reg. Sec. 1.1445-2(c)(3) to the effect that the stock of the Company is not a U.S. real property interest and that the Company was not a U.S. real property holding company at any time during the previous five years.

SECTION 7.3.  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in (i) Section 4.2 shall be true and correct  as of the Effective Time as though made on and as of such time and (ii) this Agreement, other than the representation and warranty set forth in clause (i), shall be true and correct as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material,” “materially,” “in all material respects” or similar qualifications contained therein or with respect thereto, except where the failure of any such representations and warranties, other than the representation and warranty set forth in clause (i), to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Parent or Merger Sub duly to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

(b)           Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

(c)           Closing Certificate.  The Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying on behalf of Parent and Merger Sub, respectively, that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1.  Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a)           by mutual written consent of Parent and the Company;

(b)           by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if such party (or, in the case of Parent, Merger Sub) has failed to take such actions with respect thereto as are required to comply with Section 6.8;

(c)           by either Parent or the Company if the Merger shall not have been consummated on or before November 13, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d)           by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 20 business days following notice of such breach to Parent and (B) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) in accordance with, and subject to the terms and conditions of, Section 6.5(e);

(e)           by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 20 business days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) if the Board shall have made an Adverse Recommendation Change (it being understood and agreed that a communication by the Board to the stockholders of the Company pursuant to Rules 14a-9, 14d-9 or 14e-2 of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute an Adverse Recommendation Change); or

(f)            by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.

SECTION 8.2.  Effect of Termination.

(a)           In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.4(b), 6.9, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any intentional and material breach hereof.

(b)           Company Termination Fee.

(i)            In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $15,113,000 (the “Company Termination Fee”) to Parent, at or prior to the time of (and as a condition to the effectiveness of) termination in the case of a termination pursuant to Section 8.1(d)(ii), or as promptly as reasonably practicable (and, in any event, within two business days) following such termination in the case of a termination pursuant to Section 8.1(e)(ii), payable by wire transfer of same day funds.

(ii)           In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) or 8.1(f) or by Parent pursuant to Section 8.1(e)(i), and (A) at any time after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 8.1(c) or Section 8.1(e)(i)) or prior to the taking of a vote to adopt this Agreement at the Stockholders Meeting or any postponement or adjournment thereof (in the case of a termination pursuant to Section 8.1(f)) an Acquisition Proposal shall have been made or communicated to the Company or shall have been publicly announced or publicly made known to the stockholders of the Company and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made upon the earlier of the Company entering into an agreement providing for, or consummating, such Acquisition Proposal, by wire transfer of same day funds.

(c)           The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred by Parent (including reasonable fees and expenses of counsel) in connection with the collection of such fee and the enforcement of this Section 8.2, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment

SECTION 8.3.  Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 8.4.  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.5.  Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso to the first sentence of Section 8.4 and to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX.

GENERAL PROVISIONS

SECTION 9.1.  Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

SECTION 9.2.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub:

Pearson Education, Inc.
c/o Pearson Inc.
1330 Avenue if the Americas
New York, NY  10019
Attention:  Philip J. Hoffman
Facsimile:  212-641-2532

and

Pearson Education, Inc.
One Lake Street
Upper Saddle River, NJ  07458
Attention:  General Counsel
Facsimile:  201-236-4675

with an additional copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY  10178-0600
Attention:  Charles E. Engros, Esq.
Facsimile:  212-309-6001

(b)           if to the Company:

eCollege.com
One N. LaSalle Street
Suite 1800
Chicago, Illinois  60602
Attn:  Marguerite M. Elias, Esq., Senior Vice President, General Counsel
          and Corporate Secretary

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Jon A. Ballis, P.C.
         Travis L. Nelson, Esq.

SECTION 9.3.  Certain Definitions.  For purposes of this Agreement, the term:

(a)           “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)           “beneficial owner” with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

(c)           “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than Saturday or Sunday on which banks are not required or authorized by law to close in Chicago, Illinois;

(d)           “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e)           “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(f)            “knowledge” (i) with respect to the Company means the actual knowledge, after due inquiry, of any of the persons set forth in Section 9.3(f) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge, after due inquiry, of any of the officers listed on Section 9.3(f) of the Parent Disclosure Schedule;

(g)           “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(h)           “Seller Notes” means, collectively, the Subordinated Promissory Notes, dated October 31, 2003, bearing interest at a rate of 10% compounded annually, issued by the Company to each of Leeds Equity Partners III, L.P., Arthur E. Benjamin, Richard Bentz, Kevin A. Bodily, David Cahoon, Thomas L. Deardon, Jennifer A. Gray, Anthony P. Johnson, Thomas G. Milne, Leanna Henley Packett, Edwin Ray Paterson, Jr., Timothy K. Richards, Oraldo Rivera, Donald A. Stroh, Pamela K. Tiemeyer, Melanie Mortensen Wilcox and the Gail L. & Arthur E. Benjamin Foundation.

(i)            “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

SECTION 9.4.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.5.  Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent and Merger Sub may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Pearson plc; provided, however, that no such assignment shall relieve the assigning part of its obligations hereunder.

SECTION 9.6.  Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.

SECTION 9.7.  Governing Law.  This Agreement, the rights of the parties and all actions arising in whole or in part hereunder or in connection herewith, shall be governed by, and construed in accordance with, the domestic substantive laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction).

SECTION 9.8.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9.  Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10.  Specific Performance; Jurisdiction; Waiver of Jury Trial.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2.  Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

SECTION 9.11.  Interpretation.  When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” will be inclusive and not exclusive unless the context requires otherwise.  Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PEARSON EDUCATION, INC.

By:	/s/ Philip J. Hoffman
	Name:	Philip J. Hoffman
	Title:	Executive Vice President

EPSILON ACQUISITION CORP.

By:	/s/ Philip J. Hoffman
	Name:	Philip J. Hoffman
	Title:	President

ECOLLEGE.COM

By:	/s/ Oakleigh Thorne
	Name:	Oakleigh Thorne
	Title:	Chairman and Chief Executive Officer

EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

EXHIBIT B

Bylaws of Merger Sub